Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders


Nuveen Pennsylvania Premium Income Municipal Fund 2
811-7482


The annual meeting of shareholders was held in the offices of Nuveen Investments on November 22, 2013, at this meeting the shareholders were asked to vote on the election of Board Members and the approval of an Agreement and Plan of Reorganization.

Voting results are as follows:

<c> Common and Preferred shares voting
together as a class
<c>  Preferred shares
To approve the Agreement and Plan of
Reorganization.


   For
             8,316,038
                    1,050
   Against
                442,051
                          -
   Abstain
                296,327
                          -
   Broker Non-Votes
             5,351,171
                          -
      Total
           14,405,587
                    1,050



Proxy materials are herein incorporated by reference to the SEC filing on August 29, 2013, under Conformed Submission Type DEF 14A, accession number 0001193125-13-350776.